As filed with the Securities and Exchange Commission on May 24, 2021
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Thryv Holdings, Inc.
(Exact name of registrant as specified in its charter)
Delaware	7374	13-2740040
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
2200 West Airfield Drive
P.O. Box 619810
DFW Airport, Texas 75261
(972) 453-7000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Joseph A. Walsh
Chief Executive Officer
2200 West Airfield Drive
P.O. Box 619810
DFW Airport, Texas 75261
(972) 453-7000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:
Corey R. Chivers Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000 (Phone) (212) 310-8007 (Fax)	Lesley Bolger Thryv Holdings, Inc. 2200 West Airfield Drive P.O. Box 619810 DFW Airport, Texas 75261 (972) 453-7000	Christopher D. Lueking Latham & Watkins LLP 330 North Wabash Avenue, Suite 2800 Chicago, IL 60611 Telephone: (312) 876-7700
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, $0.01 par value per share	4,025,000	$24.79	$99,779,750	$10,885.97
(1)	Includes the offering of additional shares of common stock pursuant to the underwriters’ option to purchase additional shares.
(2)
Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $24.79, which is average of the $25.58 (high) and $24.00 (low) sales price of our common stock as reported on The Nasdaq Capital Market on May 21, 2021, which date is within five business days prior to filing this Registration Statement.

(3)
As set forth below, the 4,025,000 shares of the registrant’s common stock previously registered for resale on Registration No. 333-256294 are being carried forward to this registration statement pursuant to Rule 429 under the Securities Act and are being offered by the selling stockholders named herein. A filing fee of $67,120.02 was previously paid in connection with the prior registration statement. $10,885.97 of such amount is applied to the total registration fee herein pursuant to Rule 457(p), offsetting the total registration fee herein. The previously paid fee will continue to be applied to such unsold shares, which the Registrant may continue to offer and sell pursuant to this registration statement.

Pursuant to Rule 429 under the Securities Act, the prospectus filed as part of this registration statement is being filed as a combined prospectus with respect to 4,025,000 shares of the registrant’s Class A common stock remaining unsold under Registration No. 333-256294. Pursuant to Rule 429, this registration statement constitutes Post-Effective Amendment No. 1 to Registration No. 333-256294 with respect to the offering of such unsold shares thereunder, which are not currently being terminated by the registrant. No other changes shall be deemed to be made to Registration No. 333-256294 other than with respect to the specific shares being sold hereunder by the selling stockholders. Such post-effective amendment will become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(a) of the Securities Act.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, Dated May 24, 2021
PRELIMINARY PROSPECTUS

3,500,000 Shares

Thryv Holdings, Inc.

Common Stock
The selling stockholders named in this prospectus are offering 3,500,000 shares of our common stock, par value $0.01 per share (“common stock”). We will not receive any proceeds from the sale of the shares by the selling stockholders, but we have agreed to pay certain registration expenses, other than commissions or discounts of underwriters, broker-dealers, or agents.
Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “THRY”. On May 21, 2021, the closing price of our common stock as reported on Nasdaq was $24.50 per share.
In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 4, as well as the risk factors and other information contained in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which are incorporated by reference into this prospectus.
	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to the selling stockholders	$	$
(1)	See “Underwriting” for additional information regarding underwriting discounts and commissions and estimated offering expenses.
The selling stockholders have granted the underwriters an option to purchase up to 525,000 additional shares of common stock at the public offering price less the underwriting discount for a period of 30 days from the date of this prospectus.
The underwriters expect to deliver the shares of common stock to purchasers on or about     , 2021.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
William Blair
Needham & Company
CJS Securities
The date of this prospectus is May    , 2021.

i

ABOUT THIS PROSPECTUS
Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), this prospectus is a combined prospectus relating to 4,025,000 shares of common stock offered by the selling stockholders that are currently registered and remain outstanding under Registration No. 333-256294 that we filed with the SEC.
You should rely only on the information contained in this prospectus. See “Where You Can Find More Information.”
Neither we, the selling stockholders nor the underwriters have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. Neither we, the selling stockholders, nor the underwriters take any responsibility for, nor can we or they provide assurance as to the reliability of, any other information that others may give you. Neither we, the selling stockholders nor the underwriters have authorized any other person to provide you with different or additional information, and neither we nor they are making an offer to sell the shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of the prospectus or any sale of the common stock. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.
For investors outside of the United States, neither we, the selling stockholders, nor the underwriters have done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering and the distribution of this prospectus outside of the United States.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements, including, without limitation, statements concerning the conditions of our industry and our operations, performance, and financial condition, including, in particular, statements relating to our business, growth strategies, product development efforts, and future expenses. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance, such as those contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 10-K”) and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 (the “First Quarter 10-Q”), both incorporated by reference herein.
Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy, and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Accordingly, we caution you against relying on forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national, or global political, economic, business, competitive, market, and regulatory conditions and the following:
•	significant competition for our Marketing Services solutions and SaaS offerings which include companies who use components of our SaaS offerings provided by third parties;
•	our potential inability to transition our Marketing Services clients to our Thryv platform, sell our platform into new markets or further penetrate existing markets;
•	our potential failure to manage our growth effectively;
•	our potential failure to successfully expand our current offerings into new markets or further penetrate existing markets;
•	our clients potentially opting not to renew their agreements with us or renewing at lower spend;
•	our potential failure to maintain profitability;
•	our potential failure to provide new or enhanced functionality and features;
•	our potential failure to identify and acquire suitable acquisition candidates;
•	internet search engines and portals potentially terminating or materially altering their agreements with us;
•	our reliance on third-party service providers for many aspects of our business and our potential inability to maintain our strategic relationships with such third-party service providers;
•	our, or our third-party providers' potential inability to keep pace with rapid technological changes and evolving industry standards;
•	our potential failure to maintain the compatibility of our Thryv platform with third-party applications;
•
the effect of the COVID-19 pandemic on our business, including the measures to reduce its spread, and the impact on the economy and demand for our services, which may precipitate or exacerbate other risks and uncertainties;

•	our inability to recover should we experience a disaster or other business-continuity problems;
•	the potential loss of one or more key employees or our inability to attract and to retain highly skilled employees;
•	the potential impact of future labor negotiations;
•	our potential failure to comply with applicable privacy, security and data laws, regulations and standards;
•	potential changes in regulations governing privacy concerns and laws or other domestic or foreign data protection regulations;

•
potential system interruptions or failures, including cyber-security breaches, identity theft, data loss, unauthorized access to data or other disruptions that could compromise our information or our client information;

•	our potential failure to protect our intellectual property rights, proprietary technology, information, processes, and know-how;
•	litigation and regulatory investigations aimed at us or resulting from our actions or the actions of our predecessors;
•	adverse tax laws or regulations or potential changes to existing tax laws or regulations;
•	our potential failure to meet service level commitments under our client contracts;
•	our potential failure to offer high-quality or technical support services;
•	aging software and hardware infrastructure;
•	our, or our third-party service providers' failure to manage our technical operations infrastructure;
•	our Thryv platform and add-ons potential failure to perform properly;
•	our outstanding indebtedness and our potential inability to generate sufficient cash-flows to meet our debt service obligations;
•	the potential restriction of our future operations by restrictive covenants in the agreements governing our Senior Credit Facilities (as defined below);
•	uncertainty related to the London interbank offered rate (“LIBOR”) and the potential discontinuation of LIBOR in the future;
•	volatility and weakness in bank and capital markets;
•	potential volatility in the public price of our shares of common stock or the failure of an active, liquid, and orderly market for our shares of common stock to be sustained;
•
that none of our stockholders are party to any contractual lock-up agreement or other contractual restrictions on transfer, potentially resulting in sales of substantial amounts of our common stock in the public markets or the perception that sales might occur, which could cause the market price of our common stock to decline;

•	costs, obligations and liabilities incurred as a result of and in connection with being a public company; and
•
the other factors set forth under the heading “Risk Factors” in the 2020 10-K and First Quarter 10-Q, incorporated by reference herein, as well as other risk factors described under the heading “Risk Factors” in any applicable prospectus supplement.

The forward-looking statements included in this prospectus and the documents incorporated by reference into this prospectus are made only as of the date hereof and thereof. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or the documents incorporated by reference into this prospectus to conform these statements to actual results or to changes in our expectations, except as may be required by law.
You should read this prospectus and the documents incorporated by reference into this prospectus with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including the information presented under “Risk Factors” and the “Risk Factors” included in our 2020 10-K and First Quarter 10-Q and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2020 10-K and First Quarter 10-Q, both incorporated by reference herein, as well as our historical financial statements and notes related thereto included elsewhere in this prospectus or incorporated by reference into this prospectus before making an investment decision. Unless the context requires otherwise, references to “our company,” “we,” “us,” “our,” “Company” and “Thryv” refer to Thryv Holdings, Inc. and its subsidiaries on a consolidated basis.
Our Business
We are dedicated to supporting local, independent businesses and franchises by providing innovative marketing solutions and cloud-based tools to the entrepreneurs who run them. We are one of the largest domestic providers of SaaS end-to-end customer experience tools and digital marketing solutions to small-to-medium sized businesses (“SMBs”). Our solutions enable our SMB clients to generate new business leads, manage their customer relationships and run their day-to-day business operations.
As of March 1, 2021, we serve more than 400,000 SMB clients globally through three business segments: SaaS, Marketing Services, and Thryv International. Our expertise in delivering solutions for our client base is rooted in our deep history of serving SMBs. In 2021, SMB demand for integrated technology solutions continues to grow as SMBs adapt their business and service model to facilitate remote working and virtual interactions. We have seen this trend accelerate following the outbreak of the COVID-19 pandemic.
SaaS
Our primary SaaS offerings include Thryv®, our flagship SMB end-to-end customer experience platform, and Thryv Add-ons, including an automated lead generation service that integrates with our Thryv platform, website development, search engine optimization (“SEO”) tools, Hub by Thryv, and ThryvPaySM.
Our surest path to continued relevance and market impact is staying closely connected to our SMB clients, giving them a voice to provide feedback, delivering the enhanced tools they need to meet their goals today, and architecting the award-winning innovations that will help them succeed for years to come. In recent months, we have launched several new initiatives, including a fully integrated verticalized platform tailored for various industries that our SMB clients operate in, a payment processing service created specifically for service-focused businesses, and expanded integration with Google.
•
Verticalized Platform. Thryv’s platform has been verticalized by industry to be a more powerful tool for SMBs through pre-set and tailored specifications, terminology and workflow most relevant to the needs of our clients. For instance, a lawyer can organize multiple cases for the same client, or a contractor can list several home-improvement jobs for the same homeowner. Tailoring the software around key vertical segments reduces friction at the point of sale, simplifies onboarding and allows the user to work smarter every day. The verticalization is integrated throughout the entire backend of Thryv’s end-to-end platform. Therefore, the verbiage, fields, tracking, services offered, labels, dropdown options, marketing campaign libraries, and all aspects of our Thryv platform are pre-configured and tailored for each industry. Thryv currently supports over 20 different industries.

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ThryvPay. We recently launched ThryvPay, our own branded payment solution that allows users to get paid via credit card and ACH and is tailored to service businesses that want to provide consumers safe, contactless, and fast online payment options. Less than six months after its initial launch, ThryvPay has exceeded $15 million in total payment volume with more than 30,000 transactions completed. Answering the need for a safe, contactless payments option designed for service-based businesses, ThryvPay offers competitive flat-rate processing fees and access to ACH payments, which not only saves business owners money, but provides peace of mind. It also allows users to schedule payments for ongoing services. In the G2 Spring 2021 Report, verified software users ranked Thryv as the No. 3 payment gateway for small businesses, narrowly behind Apple Pay, which holds the No. 2 position, and PayPal at No. 1.

•	Google Integration. Our Thryv platform makes it seamless for SMBs to maximize and manage their exposure on Google by designing a single dashboard for their Google My Business listings, Google Posts,

Reserve with Google, insights and analytics, incoming Google Reviews and more. Thryv also serves business owners where they spend most of their time: in their Gmail inbox. With Thryv’s Gmail email service add-on, business owners can continue using the email tool they prefer while benefiting from a more seamless business experience by syncing their Gmail and Thryv contact information. This enhancement allows Thryv clients direct access to Thryv data from within their Gmail account, so all contact information, correspondence, appointments, payments, and other information are viewable in one place.
Marketing Services
Our Marketing Services segment provides both print and digital solutions including our owned and operated Print Yellow Pages, which carry the “The Real Yellow Pages” tagline, our proprietary Internet Yellow Pages, known by the Yellowpages.com, Superpages.com, and Dexknows.com URLs, search engine marketing solutions and other digital media solutions, which include online display and social advertising, online presence, and video and SEO tools. We believe our Marketing Services segment delivers high-quality, cost-effective business leads to our SMB clients, and that our decades of experience in the local U.S. markets gives us a competitive advantage. The breadth of our services offering enables SMBs to craft a comprehensive marketing strategy with us as a one-stop provider. We continue to operate this segment consistent with our strategy of leveraging our nationwide scale and extensive salesforce to attract and manage our clients. Furthermore, we continue to focus on maintaining a highly variable cost structure and maximizing cash flow.
Thryv International
Our Thryv International segment is comprised of Sensis Holdings Limited (“Sensis”), Australia’s leading digital marketing and directory services provider, which the Company acquired on March 1, 2021 (the “Sensis Acquisition”). The Sensis Acquisition brings more than 100,000 existing Sensis clients under the Thryv banner, many of which are ideal candidates for the Thryv platform. As of May 1, 2021, Thryv had sold its first SaaS solution into the Australian marketplace, marking the first international sale for the segment.
Corporate Information
Our principal executive offices are located at 2200 West Airfield Drive, P.O. Box 619810, DFW Airport, TX, 75261, and our main telephone number is (972) 453-7000. Our corporate website address is www.corporate.thryv.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our common stock.

THE OFFERING
Issuer
Thryv Holdings, Inc.
Selling stockholders
The selling stockholders identified in “Selling Stockholders.”
Common stock outstanding
33,685,963 shares as of May 17, 2021.
Common stock offered by the selling stockholders
3,500,000 shares (or 4,025,000 shares if the underwriters exercise their option to purchase additional shares in full).
Underwriters’ option to purchase additional shares of common stock
The underwriters have a 30-day option to purchase up to 525,000 additional shares of our common stock from the selling stockholders at the public offering price less discounts and commissions.
Use of proceeds
We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders in this offering. See “Use of Proceeds.”
Risk factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 and the other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our common stock.
Listing
Our common stock is listed on The Nasdaq Capital Market under the symbol “THRY.”
Except as otherwise indicated, the number of shares of common stock outstanding is based on 33,685,963 shares outstanding as of May 17, 2021 and excludes (i) 4,689,797 shares of common stock issuable upon the exercise of stock options issued and outstanding under our 2016 Stock Incentive Plan and our 2020 Stock Incentive Plan (as amended, collectively, the “Stock Incentive Plans”); (ii) 2,000,000 shares of common stock reserved and available for issuance under our Stock Incentive Plans and (iii) outstanding warrants to purchase an aggregate of 5,253,850 shares of our common stock at an exercise price of $24.39 per share.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below and under the heading “Risk Factors” in our 2020 10-K and First Quarter 10-Q, incorporated by reference herein together with all of the other information included or incorporated by reference in this prospectus, before making an investment decisions. These risks and uncertainties could materially affect our business, financial condition, results of operations and cash flows, and you may lose part or all of your investment. For more information, see the section of this prospectus titled “Where You Can Find More Information.”
Risks Related to the Offering and Ownership of Our Common Stock
The trading market of our shares of common stock may not continue to be active or liquid and the market price of our shares of common stock may be volatile.
Our common stock is listed and traded on Nasdaq. Prior to listing on Nasdaq on October 1, 2020, there was no public market for our common stock. An active market for our common stock may not be sustained, which could depress the market price of our common stock and could affect the ability of our stockholders to sell our common stock. In the absence of an active public trading market, investors may not be able to liquidate their investments in our common stock.
An inactive market may also impair our ability to raise capital by selling our common stock, our ability to motivate our employees through equity incentive awards and our ability to acquire other companies, products or technologies by using our common stock as consideration.
In addition, we cannot predict the prices at which our shares of common stock may trade on Nasdaq, and the market price of our shares of common stock may fluctuate significantly in response to various factors, some of which are beyond our control.
Furthermore, because our direct listing process on Nasdaq was novel and differed significantly from an underwritten initial public offering, Nasdaq’s rules for ensuring compliance with its initial listing standards, such as those requiring a valuation or other compelling evidence of value, are untested.
In addition, because of our novel listing process, individual investors, retail or otherwise, may have greater influence in setting, the public prices of our common stock on Nasdaq. These factors could result in a public price of our common stock that is higher than investors (including institutional investors) are willing to pay, which could cause volatility in the trading price of our common stock. Further, if the public price of our common stock is above the level that investors determine is reasonable for our common stock, some investors may attempt to short our common stock, which would create additional downward pressure on the public price of our common stock. To the extent that there is a lack of consumer awareness among retail investors, such lack of consumer awareness could reduce the value of our common stock and cause volatility in the trading price of our common stock.
The public price of our common stock also could be subject to wide fluctuations in response to the risk factors described herein and others beyond our control, including:
•	the number of shares of our common stock publicly owned and available for trading;
•	overall performance of the equity markets and/or publicly-listed companies that offer marketing services and SaaS solutions;
•	actual or anticipated fluctuations in our revenue or other operating metrics;
•	our actual or anticipated operating performance and the operating performance of our competitors;
•	changes in the financial projections we provide to the public or our failure to meet these projections;
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failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet the estimates or the expectations of investors;

•	any major change in our Board, management, or key personnel;
•	the economy as a whole and market conditions in our industry;
•	rumors and market speculation involving us or other companies in our industry;

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announcements by us or our competitors of significant innovations, new products, services, features, integrations or capabilities, acquisitions, strategic investments, partnerships, joint ventures, or capital commitments;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business, including those related to data privacy and cyber-security in the U.S. or globally;
•	lawsuits threatened or filed against us;
•	other events or factors, including those resulting from war, incidents of terrorism, civil unrest, or responses to these events; and
•	sales or expected sales of our common stock by us and our officers, directors and principal stockholders, including Mudrick Capital.
In addition, stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner often unrelated to the operating performance of those companies. These fluctuations may be even more pronounced in the trading market for our common stock as a result of the supply and demand forces described above. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and harm our business, results of operations and financial condition.
Future sales of common stock by the selling stockholders and other existing stockholders could cause our share price to decline.
Our common stock is listed and traded on Nasdaq. Prior to listing on Nasdaq on October 1, 2020, there had been no public market for our common stock and there had not been a sustained history of trading in our common stock in “over-the-counter” markets. While our common stock may currently be sold by the selling stockholders pursuant to the Registration Statement or by our other existing stockholders in accordance with Rule 144 of the Securities Act of 1933, as amended, or the Securities Act, there can be no assurance that any selling stockholders or other existing stockholders will sell any of their shares of common stock and there may be, from time to time, a lack of supply of, or demand for, common stock on Nasdaq. Conversely, the selling stockholders and other existing stockholders may sell all of their shares of common stock, resulting in an oversupply of our common stock on Nasdaq. In the case of a lack of supply of our common stock, the trading price of our common stock may rise to an unsustainable level. Further, institutional investors may be discouraged from purchasing our common stock if they are unable to purchase a block of our common stock in the open market due to a potential unwillingness of our existing stockholders to sell a sufficient amount of common stock at the price offered by such institutional investors and the greater influence individual investors have in setting the trading price. If institutional investors are unable to purchase our common stock, the market for our common stock may be” more volatile without the influence of long-term institutional investors holding significant amounts of our common stock. In the case of a lack of market demand for our common stock, the trading price of our common stock could decline significantly and rapidly. Furthermore, the decision by Mudrick Capital, who retains significant ownership of our common stock, to sell, or refrain from selling, shares of common stock from time to time, could impact the market supply and trading volumes of our common stock, thereby affecting market prices and creating additional volatility, which impact will increase if the percentage of shares sold by non-affiliated stockholders or other existing stockholders from time to time decreases. Therefore, an active, liquid and orderly trading market for our common stock may not be sustained, which could significantly depress the public price of our common stock and/or result in significant volatility, which could affect your ability to sell your shares of common stock.
We have outstanding warrants that are exercisable for our common stock. If these warrants are exercised, the number of shares eligible for resale in the public market would increase and result in potential price volatility and dilution to our stockholders.
As of May 17, 2021, we had outstanding warrants to purchase an aggregate of 5,253,850 shares of our common stock at an exercise price of $24.39 per share. The warrants may be exercised in whole or in part at any time prior to their expiration at 5:00 p.m., Pacific Time, on August 15, 2023. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the holders of our common stock and increase the number of shares eligible for resale in the public market. Resales of substantial numbers of shares in the public market in close proximity to the day that our shares of common stock are initially listed on Nasdaq may increase price volatility which could adversely affect the price of our common stock.
Because of its significant ownership of our common stock, Mudrick Capital has significant influence over our business, and its interests may differ from our interests or those of our other stockholders.
As of May 17, 2021, Mudrick Capital beneficially owned and controlled common stock representing approximately 49.7% of the voting power of our outstanding common stock. As a result of this ownership or control of our voting securities, Mudrick Capital will significant influence over the outcome of certain matters submitted to our stockholders for approval, including the election of directors. This may delay or prevent an acquisition or cause the public price of our common stock to decline. Mudrick Capital may have interests different from yours. Therefore, the concentration of voting power by Mudrick Capital may have an adverse effect on the price of our common stock.
Forecasts of market growth may prove to be inaccurate and even if the markets in which we compete achieve the forecasted growth, our business may not grow at similar rates, if at all.
Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates which may not prove to be accurate. Our forecasts, if any, relating to the expected growth in marketing and management software markets may prove to be inaccurate. Even if these markets experience such forecasted growth, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, our forecasts of market growth should not be taken as necessarily indicative of our future growth.
If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price of our common stock and trading volume could decline.
The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us and/or our business. Securities and industry analysts do not currently and may never, publish research on our company. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, the trading price for our common stock would be adversely affected. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us on a regular basis, demand for our common stock could decrease, which might cause our common stock price and trading volume to decline.

USE OF PROCEEDS
All shares of our common stock sold pursuant to this prospectus will be offered and sold by the selling stockholder. We will not receive any proceeds from such sales.
In connection with this offering, we will incur certain issuance costs, consisting of various registration, printing and professional service fees.

SELLING STOCKHOLDERS
The following table sets forth, as of May 17, 2021, the names of the selling stockholders for whom we are registering shares for resale to the public, and the number of shares of common stock that the selling stockholders may offer pursuant to this prospectus.
The information concerning the beneficial ownership of shares of common stock by the selling stockholders included in this prospectus has been obtained from the selling stockholders. The shares held by the selling stockholders reflected in the table below may be sold by the selling stockholders from time to time in one or more offerings described in this prospectus and any applicable prospectus supplement. The selling stockholders may sell all, some or none of the shares of common stock beneficially owned by them, and therefore we cannot estimate either the number or the percentage of shares of common stock that will be beneficially owned by the selling stockholders following any offering or sale hereunder. We cannot advise you as to whether the selling stockholders will in fact sell any or all of the shares of our common stock that they own.
The selling stockholders listed in the table below may have sold or transferred, or pledged as collateral, in transactions pursuant to this prospectus or exempt from the registration requirements of the Securities Act, some or all of their shares of our common stock since the date as of which the information is presented in the table below. Information concerning the selling stockholders may change from time to time, and any changed information will, if required, be set forth in prospectus supplements or post-effective amendments to the registration statement of which this prospectus is a part, as may be appropriate.
In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares of common stock issuable pursuant to options and warrants that are exercisable or settled within 60 days of May 17, 2021. Shares of common stock issuable pursuant to options and warrants are deemed outstanding for computing the percentage of the class beneficially owned by the person holding such securities but are not deemed outstanding for computing the percentage of the class beneficially owned by any other person. The percentage of beneficial ownership for the following table is based on total shares of common stock outstanding as of May 17, 2021.
	Number of Shares of our Common Stock Beneficially Owned Prior to This Offering		Number of Shares of our Common Stock that May Be Sold in This Offering*	Number of Shares of our Common Stock Beneficially Owned After This Offering
Name and address of Selling Stockholders:	Number	%	Number	Number	%
Affiliates of Mudrick Capital Management, L.P.(1)	16,755,020	49.7%	3,174,843	13,580,177	40.3%
Affiliates of GoldenTree Asset Management LP(2)	4,486,646	13.3%	850,157	3,636,489	10.8%
*
Includes 525,000 shares of common stock representing the underwriters’ option to purchase additional shares of common stock. To the extent the underwriters do not exercise their option to purchase additional shares, the selling stockholders would continue to own that number of shares of common stock immediately following this offering.

(1)
Consists of 1,576,873 shares of common stock held of record by Blackwell Partners LLC Series A, 2,078,864 shares of common stock held of record by Boston Patriot Batterymarch St. LLC, 976,871 shares of common stock held of record by Mercer QIF Fund PLC, 1,825,561 shares of common stock held of record by Mudrick Distressed Opportunity Drawdown Fund II, L.P., 1,818,330 shares of common stock held of record by Mudrick Distressed Opportunity Drawdown Fund, L.P., 4,032,551 shares of common stock held of record by Mudrick Distressed Opportunity Fund Global, L.P., 426,126 shares of common stock held of record by Mudrick Distressed Opportunity Specialty Fund, L.P., 393,519 shares of common stock held of record by P. Mudrick LTD, 128,825 shares of common stock held of record by Verto Direct Opportunity GP, LLC, 3,477,258 shares of common stock held of record by Verto Direct Opportunity II, L.P. The foregoing also includes currently exercisable options held by one or more affiliates of Mudrick Capital to purchase 20,242 shares of common stock. Jason Mudrick is the founder, general partner and Chief Investment Officer of Mudrick Capital Management, L.P. (“Mudrick Capital”). Mr. Mudrick through Mudrick Capital, is responsible for the voting and investment decisions relating to such shares of common stock. Each of the aforementioned entities and individuals disclaims beneficial ownership of the shares of the common stock held of record by any other entity or individual explicitly named in this footnote except to the extent of such entity or individual’s pecuniary interest therein, if any. The address of each of the entities and individuals explicitly named in this footnote is c/o Mudrick Capital Management, L.P., 527 Madison Avenue, 6th Floor, New York, NY 10022.

(2)
Consists of 974,706 shares of common stock held of record by GoldenTree 2004 Trust, 18,247 shares of common stock held of record by GoldenTree V1 Master Fund, LP, 2,355,843 shares of common stock held of record by GoldenTree Distressed Master Fund 2014 Ltd, 9,151 shares of common stock held of record by GoldenTree Insurance Fund Series Interests of the Sali Multi-Series Fund L.P., 798,084 shares of common stock held of record by GoldenTree Master Fund, Ltd., 117,957 shares of common stock held of record by GN3 SIP Limited, 143,112 shares of common stock held of record by San Bernardino County Employees’ Retirement Association, 16,111 shares of common stock held of record by High Yield and Bank Loan Series Trust, 23,651 shares of common stock held of record by GT NM, LP, 7,353 shares of common stock held of record by Louisiana State Employees’ Retirement System, 8,445 shares of common stock held of record by Crown Managed Accounts SPC – Crown/GT Segregated Portfolio and 13,986 shares of common stock held of record by GTAM TS Investment LLC. The shares are beneficially owned by certain funds and accounts (the “GTAM Funds”) that are managed by GoldenTree Asset Management LP (“GTAM LP”). GoldenTree Asset Management LLC (“GTAM LLC”) is the General Partner of GTAM LP. Steven A. Tananbaum is the Sole Managing Member of GTAM LLC. GTAM LP has discretionary authority to trade the shares and make voting and investment decisions relating to such shares via an investment management agreement with the relevant GTAM Funds. GTAM LP is not the beneficial owner of the shares. The business address for each of the funds explicitly named in this footnote is 300 Park Avenue, 21st Floor, New York, NY 10022.

DESCRIPTION OF CAPITAL STOCK
The following is a description of (i) the material terms of our fourth amended and restated certificate of incorporation and second amended and restated bylaws and (ii) certain applicable provisions of Delaware law. We refer you to our fourth amended and restated certificate of incorporation and second amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.
Authorized Capitalization
Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share and 50,000,000 shares of preferred stock, par value $0.01 per share.
As of May 17, 2021, 33,685,963 shares of our common stock were outstanding and no shares of our preferred stock were outstanding.
Common Stock
Holders of our common stock are entitled to the rights set forth below.
Voting Rights
Holders of our common stock are entitled to one vote per share. Directors will be elected by a plurality of the votes cast by the holders of stock entitled to vote in the election. Our stockholders will not have cumulative voting rights. Except as otherwise provided in our fourth amended and restated certificate of incorporation or second amended and restated bylaws or as required by law, all matters to be voted on by our stockholders other than matters relating to the election and removal of directors must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter or by a written resolution of the stockholders representing the number of affirmative votes required for such matter at a meeting.
Dividend Rights
Holders of common stock will share equally in any dividend declared by our Board, subject to the rights of the holders of any outstanding preferred stock.
Liquidation Rights
In the event of any voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.
Other Rights
Our stockholders have no preemptive or other rights to subscribe for additional shares. All holders of our common stock are entitled to share equally on a share-for-share basis in any assets available for distribution to common stockholders upon our liquidation, dissolution or winding up. All outstanding shares are validly issued, fully paid and nonassessable.
Preferred Stock
Our Board is authorized to provide for the issuance of preferred stock in one or more series and to fix the designations, powers, rights and preferences of the shares of each such series, and qualifications, limitations and restrictions thereof, including voting rights, dividend rights, conversion rights, exchange rights, liquidation rights and redemption rights and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights. The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock. Our Board has not authorized the issuance of any shares of preferred stock, and we have no agreements or plans for the issuance of any shares of preferred stock.
Warrants
On August 15, 2016, we entered into a Warrant Agreement by and among us, Computershare, Inc. and Computershare Trust Company, N.A. (as amended, the “Warrant Agreement”). The Warrant Agreement governs the terms and rights of our warrants to purchase shares of common stock at the applicable exercise price of such warrants. Each warrant represents the right to purchase one share of common stock at an initial exercise price of $24.39 per share. As of May 17, 2021, 9,456,931 warrants were outstanding and holders of such warrants are entitled to purchase, in the aggregate, up to 5,253,850 shares of common stock.
Exercise
The warrants may be exercised in whole or in part at any time prior to the expiration time of 5:00 p.m. Pacific time on August 15, 2023. The warrants may be exercised upon delivery of a duly completed exercise notice on or prior to the expiration time at the offices of the warrant agent, accompanied by full payment of the exercise price for the number of warrants being exercised and a duly executed joinder to the Company’s Amended and Restated Stockholder’s Agreement.
Fractional Shares
No fractional shares will be issued upon the exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share of common stock, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder in accordance with the terms of the Warrant Agreement.
Limitations on Exercise
Each warrant not exercised prior to the expiration time shall become void, and all rights of the warrant holder under the Warrant Agreement shall cease. If a sale of the Company (as defined in the Warrant Agreement) is consummated prior to the expiration time in which 100% of the consideration paid to or received by non-employee holders of common stock in such sale of the Company consists of cash and the sale price is less than or equal to the exercise price on the date the sale of the Company is consummated, each warrant not exercised at or before that date shall also become void.
Rights as Stockholders
The warrant holders do not have the rights or privileges of holders of common stock including, without limitation, the right to vote or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or any other matter, to receive dividends on warrant shares or any rights whatsoever as stockholders of the Company, until such warrant is duly exercised in accordance with the Warrant Agreement and such warrant holder is issued shares of common stock in connection therewith.
Restrictions on Transfer
The warrants are transferable, provided that such transfer (i) would be permitted under the terms of our Amended and Restated Stockholders’ Agreement if such warrant constituted shares of common stock and (ii) is not made to a competitor without approval of our Board. The warrants are not transferable, however, if as a result of the transfer, the warrants would be held of record by 1,980 or more persons or 480 or more persons who are not “accredited investors”, or otherwise in circumstances that our Board determines would require us to file reports under the Exchange Act if we are not otherwise subject to such requirements.
Amendment/Termination
The terms of the warrants may be amended, modified or waived by us together with the affirmative vote or consent of the majority holders of the warrants then outstanding; provided that if (i) the exercise price would be increased and/or the number of warrant shares would be decreased (other than pursuant to the adjustment) or (ii) the expiration time is modified to occur earlier, then the consent of each warrant holder affected thereby is required. We and the warrant agent, however, may supplement or amend the Warrant Agreement as necessary without the approval of the warrant holders to cure any ambiguity or mistake so long as such amendment does not adversely affect, alter or change the interests of any warrant holder.
Anti-takeover Provisions
Our fourth amended and restated certificate of incorporation and second amended and restated bylaws contain provisions that delay, defer, or discourage transactions involving an actual or potential change in control of us or change in our management. These provisions, which are summarized below, discourage coercive takeover practices or inadequate takeover bids. These provisions are be designed to encourage persons seeking to acquire control of us to first negotiate with our Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board the power to discourage transactions that some stockholders may favor, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Accordingly, these provisions could adversely affect the price of our common stock.
Classified Board of Directors
Our fourth amended and restated certificate of incorporation provides that our Board will be divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Our fourth amended and restated certificate of incorporation provides that the number of directors constituting the entire board may be changed only by the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our second amended and restated bylaws also provides that a director may be removed by the affirmative vote of the holders of a majority of our outstanding shares of capital stock entitled to vote generally in the election of directors, and only for cause. Any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by the vote of a majority of our directors then in office. Our classified Board could have the effect of delaying or discouraging an acquisition of us or a change in our management.
Special Meetings of Stockholders and Requirements for Advance Notification of Stockholder Meetings, Nominations, and Proposals
Our second amended and restated bylaws provides that special meetings of the stockholders may be called upon the request of a majority of our Board, the Chairman of our Board or the President and our Chief Executive Officer. Our second amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company.
Our second amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of our Board. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with the advance notice requirements of directors, which may be filled only by a vote of a majority of directors then in office, even though less than a quorum, and not by the stockholders. Our second amended and restated bylaws allows the chairman of any meeting of stockholders to determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
No Stockholder Action by Written Consent
Our fourth amended and restated certificate of incorporation and our second amended and restated bylaws provide that after the time that Mudrick Capital and its affiliates collectively own less than 40% of our then outstanding common stock, subject to the rights of any holders of preferred stock to act by written consent instead of a meeting, stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent instead of a meeting. Failure to satisfy any of the requirements for a stockholder meeting could delay, prevent or invalidate stockholder action.

Section 203 of the DGCL
Our fourth amended and restated certificate of incorporation provides that the provisions of Section 203 of the DGCL, which relate to business combinations with interested stockholders, do not apply to us. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination transaction with an interested stockholder (a stockholder who owns more than 15% of our common stock) for a period of three years after the interested stockholder became such unless the transaction fits within an applicable exemption, such as Board approval of the business combination or the transaction that resulted in such stockholder becoming an interested stockholder. These provisions apply even if the business combination could be considered beneficial by some stockholders. Our fourth amended and restated certificate of incorporation contains provisions that have the same effect as Section 203 of the DGCL but provides that Mudrick Capital and any of its affiliates or successors, and any group as to which such persons are party do not constitute interested stockholders for purposes of these provisions for so long as they collectively own, directly or indirectly, 10% or more of the voting power of our then outstanding shares of voting stock. Although we have elected to opt out of the statute’s provisions, we could elect to be subject to Section 203 in the future.
Amendment to Bylaws and Certificate of Incorporation
Any amendment to our fourth amended and restated certificate of incorporation must first be approved by a majority of our Board and, if required by law, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment voting as a single class. Our second amended and restated bylaws may be amended (x) by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the bylaws, without further stockholder action or (y) by the affirmative vote of at least a majority of the outstanding shares entitled to vote on the amendment, voting as a single class, without further action by our Board.
Renouncement of Corporate Opportunity
Our fourth amended and restated certificate of incorporation provides that, we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to Mudrick Capital, Paulson or GoldenTree or any of their respective affiliates (including, but not limited to, any entity that, directly or indirectly, controls, is controlled by or is under common control with it and including, in the case of Paulson, any individual nominated by Paulson and appointed as a director of the Board as of the date of the fourth amended and restated certificate of incorporation), successors, directly or indirectly managed funds or vehicles, partners, principals, directors, officers, members, managers and employees (other than our company and its subsidiaries) (“Exempted Persons”), even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such Exempted Persons will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us. None of the Exempted Persons has any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries.
Exclusive Forum
Our second amended and restated bylaws provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action asserting a claim against us, any director or our officers or employees arising pursuant to any provision of the DGCL, our fourth amended and restated certificate of incorporation or our second amended and restated bylaws; or (iv) any action asserting a claim against us, any director or our officers or employees that are governed by the internal affairs doctrine. This exclusive forum provision does not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws and rules and regulations promulgated thereunder for which there is exclusive federal or concurrent federal and state jurisdiction. The federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act, the Exchange Act or the rules and regulations promulgated thereunder, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our fourth amended and restated certificate of incorporation described above.

Listing
Our common stock listed on Nasdaq under the symbol “THRY”.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Inc.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a general discussion of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock sold pursuant to this offering. This discussion does not provide a complete analysis of all potential U.S. federal income tax considerations relating thereto. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and existing and proposed U.S. Treasury regulations promulgated thereunder, administrative pronouncements, judicial decisions, and interpretations of the foregoing, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion is limited to non-U.S. holders who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code (generally for investment). Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor does it discuss special tax provisions, which may apply to you if you are subject to special treatment under U.S. federal income tax laws, such as for certain financial institutions or financial services entities, insurance companies, tax-exempt entities, tax-qualified retirement plans, “qualified foreign pension funds” (and entities all of the interests of which are held by qualified foreign pension funds), dealers in securities or currencies, entities that are treated as partnerships or other pass-through entities for U.S. federal income tax purposes (and partners or beneficial owners therein), foreign branches, “controlled foreign corporations,” “passive foreign investment companies,” former U.S. citizens or long-term residents, corporations that accumulate earnings to avoid U.S. federal income tax, persons deemed to sell common stock under the constructive sale provisions of the Code, and persons that hold common stock as part of a straddle, hedge, conversion transaction, or other integrated investment. In addition, this summary does not address the alternative minimum tax, the Medicare contribution tax on net investment income or any state, local or foreign taxes or any U.S. federal tax laws other than U.S. federal income tax laws.
As used in this discussion, a “non-U.S. holder” is a beneficial owner of our common stock (other than a partnership or any other entity treated as a pass-through entity for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the U.S.;
•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (i) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

If you are an individual, you are a resident alien if you are a lawful permanent resident of the U.S. (e.g., a green card holder) and you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in and including the current calendar year. For these purposes, all the days present in the U.S. in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they are U.S. citizens. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the purchase, ownership or disposition of our common stock.
If a partnership or other entity treated as a pass-through entity for U.S. federal income tax purposes is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or an owner of the other pass-through entity will depend upon the status of the partner or owner and the activities of the partnership or other pass-through entity. Any partnership, partner in such a partnership or owner of another pass-through entity holding shares of our common stock should consult its own tax advisor as to the particular U.S. federal income tax consequences applicable to it.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF OTHER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND APPLICABLE TAX TREATIES.
Distributions on Common Stock
If we pay distributions on shares of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other taxable disposition of our common stock. See “— Dispositions of Common Stock.”
Subject to the discussion below regarding effectively connected income, any dividend paid to a non-U.S. holder on our common stock will generally be subject to U.S. federal withholding tax at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of an applicable income tax treaty. You are urged to consult your own tax advisor regarding your entitlement to benefits under a relevant income tax treaty. Generally, in order for the applicable withholding agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing a valid Internal Revenue Service (the “IRS”) Form W-8BEN or IRS Form W-8BEN-E (or other applicable form or documentation), as applicable, to the applicable withholding agent. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent. Even if our current or accumulated earnings or profits are less than the amount of the distribution, the applicable withholding agent may elect to treat the entire distribution as a dividend for U.S. federal withholding tax purposes. A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder and, if required by an applicable income tax treaty, are attributable to a permanent establishment (or, in certain cases involving individual holders, a fixed base) maintained by the non-U.S. holder in the U.S., are generally not subject to such withholding tax. To obtain this exemption, a non-U.S. holder must provide the applicable withholding agent with a valid IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax (provided certain certification and disclosure requirements are satisfied), are taxed at the same regular rates applicable to U.S. persons, net of certain deductions and credits. In addition to the regular tax described above, such effectively connected dividends, subject to certain adjustments, received by corporate non-U.S. holders may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.
The foregoing discussion is subject to the discussion below under “— Backup Withholding and Information Reporting” and “— Other Withholding Taxes.”
Dispositions of Common Stock
Subject to the discussion below on backup withholding and other withholding requirements, gain realized by a non-U.S. holder on a sale, exchange or other taxable disposition of our common stock generally will not be subject to U.S. federal income or withholding tax, unless:
•
the gain (i) is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business and (ii) if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in certain cases involving individual holders, a fixed base) maintained by the non-U.S. holder in the U.S. (in which case the special rules described below apply);

•
the non-U.S. holder is an individual who is present in the U.S. for 183 or more days in the taxable year of such disposition and certain other conditions are met (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by certain U.S. source capital losses, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses); or

•
we are, or become, a “United States real property holding corporation” (a “USRPHC”), for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the sale or other taxable disposition of our common stock or the non-U.S. holder’s holding period for our common stock.

Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals 50% or more of the sum of the fair market value of (a) its worldwide real property interests and (b) its other assets used or held for use in a trade or business. The tax relating to the sale or other taxable disposition of stock in a USRPHC does not apply to a non-U.S. holder whose holdings, actual and constructive, amount to 5% or less of our common stock at all times during the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. Holder’s holding period for our common stock, provided that our common stock is regularly traded on an established securities market. No assurance can be provided that our common stock will be regularly traded on an established securities market at all times for purposes of the rules described above. Although there can be no assurances in this regard, we believe we have not been and are not currently a USRPHC, and do not anticipate being a USRPHC in the future. You are urged to consult your own tax advisor about the consequences that could result if we are, or become, a USRPHC.
If any gain from the sale, exchange or other taxable disposition of our common stock, (1) is effectively connected with a U.S. trade or business conducted by a non-U.S. holder and (2) if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in certain cases involving individuals, a fixed base) maintained by such non-U.S. holder in the U.S., then the gain generally will be subject to U.S. federal income tax at the same regular rates applicable to U.S. persons, net of certain deductions and credits. If the non-U.S. holder is a corporation, under certain circumstances, such effectively connected gain, subject to certain adjustments, generally would also be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.
Backup Withholding and Information Reporting
Any distributions on our common stock to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. Copies of these information returns also may be made available to the tax authorities of the country in which the non-U.S. holder resides under the provisions of various treaties or agreements for the exchange of information. Dividends paid on our common stock and the gross proceeds from a sale or other taxable disposition of our common stock may be subject to additional information reporting and may also be subject to U.S. federal backup withholding if such non-U.S. holder fails to comply with applicable U.S. information reporting and certification requirements. Provision of an IRS Form W-8 appropriate to the non-U.S. holder’s circumstances will generally satisfy the certification requirements necessary to avoid the additional information reporting and backup withholding.
Backup withholding is not an additional tax. Any amounts so withheld under the backup withholding rules will be refunded by the IRS or credited against the non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
Other Withholding Taxes
Provisions commonly referred to as “FATCA” impose withholding (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30% on payments of U.S.-source dividends (including our dividends) paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. Withholding imposed by FATCA may also apply to gross proceeds from the sale or other disposition of domestic corporate stock (including our stock); although, under proposed U.S. Treasury Regulations published on December 18, 2018, no withholding under FATCA would apply to such gross proceeds. The preamble to the proposed U.S. Treasury regulations specifies that taxpayers (including withholding agents) are permitted to rely on the proposed U.S. Treasury regulations pending finalization. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return containing the required information (which may entail significant administrative burden). Non-U.S. holders are urged to consult their own tax advisors regarding the effects of FATCA on their investment in our common stock.
THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS AND TREATIES.

UNDERWRITING
William Blair & Company, L.L.C. is acting as the representative of the underwriters for the offering. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the underwriters, each of the underwriters named below has severally agreed to purchase from the selling stockholders, and the selling stockholders have agreed to sell to such underwriters, the number of shares of common stock set forth opposite each underwriter’s name below. The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased.
Underwriter	Number of Shares
William Blair & Company, L.L.C.
Needham & Company, LLC
CJS Securities, Inc.
Total	3,500,000
The selling stockholders have granted to the underwriters an option, exercisable for 30 calendar days from the date of this prospectus, to purchase up to 525,000 additional shares of common stock at the public offering price listed on the cover of this prospectus, less underwriting discounts and commissions. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, relating to losses or claims resulting from material misstatements in or omissions from this prospectus, the registration statement of which this prospectus is a part, certain free writing prospectuses that may be used in the offering and in any marketing materials used in connection with this offering and to contribute to payments the underwriters may be required to make in respect of those liabilities.
Commissions and Discounts
The underwriters have advised us that they propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $    per share. After the public offering, the public offering price, concession or any other term of this offering may be changed.
The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.
Paid by the Selling Stockholders	No Exercise	Full Exercise
Per share	$	$
Total	$	$
The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described above. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
The estimated total expenses of the offering payable by us, exclusive of the underwriting discounts, are approximately $500,000, which includes legal, accounting and printing costs and various other fees associated with the registration and listing of our common stock. We have agreed to reimburse the underwriters for expenses relating to any applicable state securities filings and the clearance of this offering with the Financial Industry Regulatory Authority in amount not to exceed $35,000.

No Sales of Similar Securities
We have agreed with the underwriters, through and including the date that is 60 days after the date of this prospectus and subject to specified exceptions, not to (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities that are substantially similar to our common stock, including but not limited to any options or warrants to purchase shares of our common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of William Blair & Company, L.L.C.
Our directors, executive officers and the selling stockholders have agreed with the underwriters not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive our common stock (including without limitation, our common stock which may be deemed to be beneficially owned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), whether now owned or hereafter acquired, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise (iii) make any demand for, or exercise any right with respect to registration under the Securities Act of our common stock or any security convertible into or exercisable or exchangeable for our common stock, or (iv) publicly disclose the intention to do any of the foregoing. These restrictions will apply through and including the date that is 60 days after the date of this prospectus. The restrictions described above are subject to certain customary exceptions for transfers, including exceptions related to open market transactions, the establishment of Rule 10b5-1 plans, bona fide gifts, certain transfers to trusts, partnerships, limited liability companies and other entities, certain affiliate transfers, transfers to the company pursuant to repurchase arrangements or transfers pursuant to any third-party tender offer or similar transaction. The lock-up agreement also permits the pledge, hypothecation, or grant and any related transfer of such shares in connection with any margin loan or other loans, advances and extensions of credit.
Listing
Our common stock is listed on Nasdaq under the symbol “THRY.”
Price Stabilization, Short Positions and Penalty Bids
Until the distribution of the shares is completed, SEC rules may limit the underwriters and selling group members from bidding for and purchasing shares of our common stock. However, the underwriters may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.
In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising this option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through this option. “Naked” short sales are sales in excess of this option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the closing of this offering.

The representative may also impose a penalty bid. This occurs when a particular underwriter is required to repay to the representative a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Similar to other purchase transactions, the underwriters’ purchases to cover short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on The Nasdaq Capital Market, in the over-the-counter market or otherwise.
Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Offer, Sale and Distribution of Shares
In connection with this offering, the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. The underwriters may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet websites maintained by the underwriters. The information on the websites of such underwriters is not part of this prospectus.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates may engage in from time to time in the future certain investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, for which they have received and may continue to receive customary fees and commissions. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer.
The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area (each an “EEA State”), no shares of common stock have been offered or will be offered pursuant to the offering to the public in that EEA State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that EEA State or, where appropriate, approved in another EEA State and notified to the competent authority in that EEA State, all in accordance with the EU Prospectus Regulation, except that it may make an offer to the public in that EEA State of any shares of common stock at any time under the following exemptions under the EU Prospectus Regulation:
•	to any legal entity which is a qualified investor as defined under the EU Prospectus Regulation;
•
to fewer than 150 natural or legal persons (other than qualified investors as defined under the EU Prospectus Regulation), subject to obtaining the prior consent of representative for any such offer; or

•
in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation, provided that no such offer of the shares of common stock shall require the company or any underwriter to publish a prospectus pursuant to Article 3 of the EU Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the EU Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe the units, and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended or superseded).
Notice to Prospective Investors in the United Kingdom
In relation to the United Kingdom, no shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the Financial Conduct Authority in accordance with the UK Prospectus Regulation, except that it may make an offer to the public in the United Kingdom of any shares of common stock at any time under the following exemptions under the UK Prospectus Regulation:
•	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;
•
to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

•	in any other circumstances falling within Article 1(4) of the UK Prospectus Regulation, provided that no such offer of the shares of common stock shall require the company or any underwriter to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
In the United Kingdom, the offering is only addressed to, and is directed only at, “qualified investors” within the meaning of Article 2(e) of the UK Prospectus Regulation, who are also (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Order; or (iii) persons to whom it may otherwise lawfully be communicated (all such persons being referred to as “relevant persons”). This document must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares of common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offering and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “UK Prospectus Regulation” means the UK version of Regulation (EU) No 2017/1129 as amended by The Prospectus (Amendment etc.) (EU Exit) Regulations 2019, which is part of UK law by virtue of the European Union (Withdrawal) Act 2018.
Notice to Prospective Investors in France
Neither this prospectus nor any other offering material relating to the units described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The units have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the units has been or will be:
•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or
•	used in connection with any offer for subscription or sale of the units to the public in France.
Such offers, sales and distributions will be made in France only:
•
to qualified investors (investisseurs qualifiés) as defined by Article 2(e) of Regulation (EU) 2017/1129, as amended and/or to a restricted circle of investors (cercle restreint d’investisseurs) investing for their own account in accordance with Article L.411-2 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•
in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (offre au public de titres financiers).

The units may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412- 1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.
Notice to Prospective Investors in Hong Kong
The units may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Notice to Investors in Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Notice to Prospective Investors in Canada
The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment or supplement thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares of common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of common stock without disclosure to investors under Chapter 6D of the Corporations Act.
The shares of common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of common stock must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in Japan
The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares of common stock were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:
•	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
•	where no consideration is or will be given for the transfer;
•	where the transfer is by operation of law; or
•	as specified in Section 276(7) of the SFA.
In connection with Section 309B of the SFA and the Capital Markets Products (the “CMP”) Regulations 2018, the shares of common stock are prescribed capital markets products (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in Monetary Authority of Singapore Notice SFA 04-N12: Notice on the Sale of Investment Products and Monetary Authority of Singapore Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS
The validity of the shares of common stock offered by this prospectus will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York. The underwriters are being represented in connection with this offering by Latham & Watkins LLP, Chicago, Illinois.
EXPERTS
The consolidated financial statements of Thryv Holdings, Inc. and Subsidiaries appearing in Thryv Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Sensis Holdings Limited as of June 30, 2020 and 2019, and for the years then ended, incorporated by reference in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as stated in their report incorporated by reference herein.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock covered by this prospectus. For purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement, including the exhibits. This prospectus summarizes provisions that we consider material of certain contracts and other documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents. The SEC maintains an internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information are available for inspection and copying at the website of the SEC referred to above. We also maintain a website at www.corporate.thryv.com where you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus certain information that we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. You should not assume that the information in this prospectus is current as of any date other than the date of this prospectus, and you should not assume that the information contained in a document incorporated by reference is accurate as of any date other than the date of such document (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided). We incorporate by reference into this prospectus the following documents previously filed by us with the SEC, other than information furnished to the SEC (including, but not limited to, information furnished under Items 2.02 or 7.01 of Form 8-K and any corresponding information furnished with respect to such Items under Item 9.01 or as an exhibit) and which is not deemed filed under the Exchange Act:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 25, 2021;
•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 13, 2021;
•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2021;
•	our Current Reports on Form 8-K, filed with the SEC on March 2, 2021 (as amended by Amendment No. 1 on Form 8-K/A filed on May 13, 2021), May 19, 2021 and May 24, 2021; and
•
the description of our common stock contained in our Form 8-A filed on September 22, 2020, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

3,500,000 Shares

Common Stock
Prospectus
William Blair
Needham & Company
CJS Securities
   , 2021

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution.
The following table sets forth all costs and expenses to be paid by us in connection with this registration statement and the listing of our common stock. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.
Amount Paid or to be Paid
SEC registration fee	$—
FINRA filing fee	15,467
Printing fees and expenses	10,000
Legal fees and expenses	350,000
Accounting fees and expenses	50,000
Transfer agent and registrar fees and expenses	5,000
Miscellaneous expenses	69,533
Total	$500,000
Item 14.	Indemnification of Officers and Directors.
We are governed by the Delaware General Corporation Law, or DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.
Our second amended and restated bylaws authorizes the indemnification of our officers and directors, consistent with Section 145 of the DGCL, as amended. We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of the company, arising out of the person’s services as a director or executive officer.
Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.
We expect to maintain standard policies of insurance that provide coverage (i) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to indemnification payments that we may make to such directors and officers.
Item 15.	Recent Sales of Unregistered Securities
The following sets forth information regarding all unregistered securities sold by the Registrant in transactions that were exempt from the requirements of the Securities Act in the last three years:
Plan-Related Issuances
•
From May 1, 2018 to February 19, 2020, we granted options to 134 employees to purchase an aggregate of 2,556,219 shares of our common stock under the 2016 Stock Incentive Plan with exercise prices ranging from $13.82 to $16.20 per share.

•
From May 1, 2018 to September 4, 2019, we issued an aggregate of 111,658 shares of our common stock to a total of eight employees or former employees upon the exercise of options previously granted under the 2016 Stock Incentive Plan at exercise prices ranging from $3.68 to $11.60 per share.

•
From May 1, 2018 to March 13, 2020, we issued an aggregate of 20,661 shares of common stock to a total of one non-employee board member upon the exercise of options previously granted under the 2016 Stock Incentive Plan at an exercise price of $3.68 per share.

•	On August 25, 2020, we issued an aggregate of 3,800 shares of common stock to a total of 38 employees under the 2016 Stock Incentive Plan at a price of $10.17 per share.
Other Issuances
•
In August 2016, we entered into the Warrant Agreement that governs the terms and rights of our warrants to purchase shares of common stock at the initial exercise price of such warrants. Each warrant represents the right to purchase one share of common stock at an initial exercise price of $24.39 per share. The warrants were issued in connection with the extinguishment of certain outstanding indebtedness in connection with our Restructuring. As of May 17, 2021, 9,456,931 warrants were outstanding and holders of such warrants are entitled to purchase, in the aggregate, up to 5,253,850 shares of common stock.

•	On August 25, 2020, we issued in a private placement 68,857 shares of common stock at a price of $10.17 per share.
The shares of common stock in all of the transactions listed above were issued or will be issued in reliance upon Section 4(2) of the Securities Act, Regulation D or Rule 701 promulgated under Section 3(b) of the Securities Act as the sale of such securities did not or will not involve a public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.

Item 16.	Exhibits and Financial Statement Schedules
(a)	Exhibits:
Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
2.1	Share Purchase Agreement (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K, filed with the Securities and Exchange Commission on March 2, 2021).
3.1
Fourth Amended and Restated Certificate of Incorporation of Thryv Holdings, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8, filed with the SEC on September 24, 2020).

3.2	Second Amended and Restated Bylaws of Thryv Holdings, Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8, filed the SEC on September 24, 2020).
4.1
Warrant Agreement, dated August 15, 2016, among Thryv, Inc., Computershare Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.11 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 1, 2020).

4.2
Officer’s Certificate delivered pursuant to the Warrant Agreement, dated November 17, 2016, among Thryv, Inc., Computershare Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.12 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 1, 2020).

4.3
Pledge Agreement, dated June 30, 2017, by and between Yosemite Sellers’ Representative LLC and Thryv Holdings, Inc. (incorporated by reference to Exhibit 4.13 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 1, 2020).

5.1*	Opinion of Weil, Gotshal & Manges, LLP.
10.1
Amended and Restated Credit Agreement, dated June 30, 2017, by and among Thryv, Inc., certain other Credit Parties, certain other Subsidiaries of Thryv, Inc., the lenders party thereto and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 1, 2020).

10.2
First Amendment to Amended and Restated Credit Agreement, dated January 31, 2019, among Thryv, Inc., as borrower, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 1, 2020).

10.3
Second Amendment to Amended and Restated Credit Agreement, dated March 21, 2019, among Thryv, Inc., as borrower, Thryv Holdings, Inc., the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 1, 2020).

10.4
Third Amendment to Amended and Restated Credit Agreement, dated August 20, 2019, among Thryv, Inc., as borrower, Thryv Holdings, Inc., the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 1, 2020).

10.5
Fourth Amendment to Amended and Restated Credit Agreement, dated January 28, 2020, among Thryv, Inc., as borrower, Thryv Holdings, Inc., the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 1, 2020).

10.6
Amended and Restated Credit Agreement, dated December 31, 2018, among Thryv, Inc., as borrower, the lenders party thereto and Wilmington Trust, National Association, as administrative agent (incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 1, 2020).

10.7
First Amendment to Amended and Restated Credit Agreement, dated January 28, 2020, among Thryv, Inc., as borrower, the lenders party thereto and Wilmington Trust, National Association, as administrative agent (incorporated by reference to Exhibit 4.8 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 1, 2020).

10.8
Second Amended and Restated Guarantee and Collateral Agreement, dated December 31, 2018 between Thryv Holdings, Inc., Thryv, Inc. and each Subsidiary Guarantor, if any, and Wilmington Trust, National Association, as administrative agent (incorporated by reference to Exhibit 4.9 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 1, 2020).

Exhibit No.	Description
10.9+
Amended and Restated Employment Agreement, dated September 26, 2016, by and between Thryv, Inc. and Joseph A. Walsh (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 1, 2020).

10.10+	Thryv Holdings, Inc. 2016 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 1, 2020).
10.11+
Amendment No. 1 to Thryv Holdings, Inc. Stock Incentive Plan (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1, Amendment 1, filed with the SEC on September 17, 2020).

10.12+	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 1, 2020).
10.13+	2019 Over Performance Plan, dated November 5, 2019 (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 1, 2020).
10.14+	2019 Short Term Incentive Plan, dated November 5, 2019 (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 1, 2020).
10.15+	2020 Over Performance Plan, dated January 2020 (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 1, 2020).
10.16+	2020 Short Term 2020 Short Term Incentive Plan, dated April 2020. Plan, dated April 2020 (incorporated by reference to Exhibit 10.16 to the Company’s Form 10-K filed, with the SEC on March 25, 2021).
10.17+
Thryv, Inc. Severance Plan—Executive Vice Presidents and Above, dated January 1, 2018 (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 1, 2020).

10.18+	Thryv Holdings, Inc. 2020 Incentive Award Plan (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-8, filed with the SEC on September 23, 2020).
10.19+
Form of Thryv Holdings, Inc. Stock Option Agreement (Non-Employee Directors) (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 18, 2020).

10.20+	Thryv Holdings, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-8, filed with the SEC on September 23, 2020).
10.21
Amended and Restated Stockholders Agreement, dated September 23, 2020, by and among Thryv Holdings, Inc. and the Stockholders party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 12, 2020).

10.22
Term Loan Credit Agreement by and among Thryv Holdings, Inc., Thryv, Inc., the Lenders party thereto from time to time and Wells Fargo Bank, National Association, as Administrative Agent, dated as of March 1, 2021 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed, with the SEC on March 2, 2021).

10.23
Fifth Amendment to Amended and Restated Credit Agreement, First Amendment to Guaranty and Security Agreement and Joinder, among Thryv Holdings, Inc., Thryv, Inc. and the other borrowers from time to time party thereto, the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent, dated as of March 1, 2021 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed, with the SEC on March 2, 2021).

21.1	List of significant subsidiaries of Thryv Holdings, Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Form 10-K filed, with the SEC on March 25, 2021).
23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for Thryv Holdings, Inc.
23.2*	Consent of Ernst & Young LLP, Independent Auditors for Sensis Holdings Limited.
23.3*	Consent of Weil, Gotshal & Manges, LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
+	Management contract or compensatory plan or arrangement.
*	Filed herewith.
(b)	Financial Statement Schedules
All schedules have been omitted because the information required to be set forth therein is not applicable or is included in the consolidated financial statements or related notes incorporated herein by reference.

Item 17.	Undertakings
The undersigned Registrant hereby undertakes:
Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on May 24, 2021.
THRYV HOLDINGS, INC.

By:	/s/ Joseph A. Walsh
Name: Joseph A. Walsh
Title: Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Paul D. Rouse and Lesley Bolger, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-1 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 24, 2021.
Signature	Title

/s/ Joseph A. Walsh	Chief Executive Officer, President and Director (Principal Executive Officer)
Joseph A. Walsh

/s/ Paul D. Rouse	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Paul D. Rouse

/s/ Jason Mudrick	Chairman and Director
Jason Mudrick

/s/ Amer Akhtar	Director
Amer Akhtar

/s/ Bonnie Kintzer	Director
Bonnie Kintzer

/s/ Ryan O’Hara	Director
Ryan O’Hara

/s/ John Slater	Director
John Slater

/s/ Lauren Vaccarello	Director
Lauren Vaccarello

/s/ Heather Zynczak	Director
Heather Zynczak